Exhibit 99.1

For Immediate Release	Contact Information
Friday, Sept. 24, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Webcast IPAA Investment Symposium Presentation

     SAN ANTONIO -- Sept. 24, 2004 -- The Exploration Company (Nasdaq:TXCO) will update investors and analysts on its Maverick Basin growth strategy at the Independent Petroleum Association of America's Oil & Gas Investment Symposium West, set for Sept. 27-29 in San Francisco.

     Vice President-Capital Markets Roberto R. Thomae will give a 20-minute presentation scheduled to start at 1:10 p.m. PDT (4:10 p.m. EDT) Tuesday, Sept. 28. Audio will be available on TXCO's Web site at www.txco.com/presentation.html, approximately one hour after the presentation. Slides to be used are available now on the same Web page.

     IPAA's 2nd annual OGIS West features oil service companies, private capital providers and leading exploration and production companies. It is modeled on the association's popular OGIS conference, held annually in New York.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

    More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended June 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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